Exhibit 10.2

CODESHARE AGREEMENT

Between

GREAT LAKES AVIATION LTD.

And

UNITED AIR LINES, INC.

SEPTEMBER 1, 2011

**	Certain information in the publicly filed version of this document has been redacted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. The redacted material has been filed separately with the Commission.

TABLE OF CONTENTS

1.	DEFINITIONS	4

2.	CODESHARE SERVICE	4

3.	IMPLEMENTATION EXPENSES	6

4.	INVENTORY CONTROL AND PROCEDURES	6

5.	MARKETING AND PRODUCT DISPLAY	8

6.	TRAFFIC DOCUMENT ISSUANCE AND FINANCIAL SETTLEMENT	9

7.	FACILITIES	10

8.	TRAINING	10

9.	SECURITY	10

10.	SAFETY AND MAINTENANCE	11

11.	FREE AND REDUCED RATE TRANSPORTATION	12

12.	EXCLUSIVITY	12

13.	OTHER MARKETING PROGRAMS	12

14.	TRADEMARKS AND CORPORATE IDENTIFICATION	12

	REPRESENTATIONS AND WARRANTIES	14

16.	GOVERNMENTAL APPROVALS	14

17.	TERM	15

18.	INDEMNIFICATION	16

19.	INSURANCE	18

20.	TAXES	19

21.	FORCE MAJEURE	20

22.	GOVERNING LAW AND DISPUTE RESOLUTION	21

23.	COVENANT TO COMPLY WITH ALL LAWS	22

24.	PUBLICITY	22

25.	CONFIDENTIALITY	23

26.	ASSIGNMENT	23

27.	SEVERABILITY	24

28.	FURTHER ASSURANCES	24

29.	MISCELLANEOUS	24

30.	NOTICES	26

31.	IMPLEMENTATION	26

ANNEX

A	DEFINITIONS

B	INITIAL CODESHARE ROUTES

C	TECHNICAL IMPLEMENTATION AND SYSTEM LINKS

CODESHARE AGREEMENT

This CODESHARE AGREEMENT (this “Agreement”), dated as of September 1, 2011, is between United Air Lines, Inc. (“United”), a corporation organized under the laws of the State of Delaware, United States of America, having its principal place of business at 77 W Wacker Dr, Chicago, IL 60601 (“UA”), and Great Lakes Aviation, Ltd. (“Great Lakes”), a company organized under the laws of Iowa, having its principal office at 1022 Airport Parkway, Cheyenne, Wyoming 82001 (“ZK”).

In consideration of the mutual covenants and promises in this Agreement, United and Great Lakes hereby agree as follows:

1.	DEFINITIONS

1.1	Terms with their initial letters capitalized shall have the meanings ascribed to them in Annex A of this Agreement or where they are elsewhere defined herein (including the Annexes hereto). Such ascribed meanings shall be equally applicable to both the singular and plural forms of such terms. United and Great Lakes may each be referred to as a “Party” and may collectively be referred to as the “Parties”.

1.2	The Parties agree that accepted industry procedures and agreements relating to the interlining of passengers and baggage, including those set forth in IATA Resolution 780 Interline Traffic Agreement – Passenger for all international carriage shall apply to the provision of air transport and the related transactions contemplated by this Agreement, except to the extent that they are inconsistent or conflict with the terms of this Agreement.

2.	CODESHARE SERVICE

2.1	The Parties have designated certain flights on which United has placed its Code (each, a “Codeshared Flight”), which may include flights operated by their Affiliates, serving the city-pairs (each city-pair, a “Codeshared Route”) identified in writing by the Parties from time to time without formally amending this Agreement and benefit to be part of the Agreement. The initial list of Codeshared Routes on which the Parties and their Affiliates may codeshare is attached hereto as Annex B. Great Lakes shall provide to the Codeshared Passengers, at a minimum, the same standard of customer service as it provides to its own passengers traveling in the same class of service which standard shall, in any event, be reasonably in accordance with the standards of customer service reasonably established by United for the comparable class of service on its flights. Minimum customer service standards, general passenger service procedures, and policies for the Codeshared Flights, including baggage services, will be as agreed by the Parties.

2.2	The Parties shall use commercially reasonable efforts to coordinate their service schedules to maximize the convenience, and minimize the waiting time of passengers making connections between the Codeshared Flights and other flights operated by the Parties; provided, however, that neither Party is obligated to operate specific flights or service schedules and each Party retains the right to determine the service schedules of its own flights.

2.3	The Parties may add Codeshared Flights, as may be mutually agreed, without formally amending this Agreement. Either Party may, in its sole discretion, discontinue Codeshared Flights without formally amending this agreement. Such changes shall be evidenced by United’s publishing such changes in the Airline Guides, CRSs or Reservations Systems. Great Lakes reserves the right to discontinue any specific route, flight number, equipment or schedule, and United reserves the right to remove its Code from any Codeshared Flight at any time. In the event of such discontinuation or removal, the Party so discontinuing or removing, as applicable, shall notify the other Party as soon as reasonably possible and such other Party shall cooperate in publishing the resulting changes to affected Codeshared Flights in the Airline Guides, CRSs, Reservations Systems, and other sources of airline schedule information.

2.4	Unless otherwise agreed by the Parties, in the event of any flight cancellation or other schedule irregularity, involuntary rerouting or denied boarding by Great Lakes with respect to a Codeshared Flight, Great Lakes shall:

(a)	ensure that all passengers shall be handled in accordance with the same policies and procedures to avoid any discrimination against a Codeshared Passenger;

(b)	at its own cost and expense (except to the extent such irregularity, involuntary rerouting or denied boarding is caused by United), accommodate and/or pay denied boarding compensation or otherwise compensate Codeshared Passengers, in the same manner as its own passengers; and

(c)	notify United as agreed upon.

2.5	With respect to Codeshare Passengers for matters between the passenger and United, the Conditions of Carriage of United shall be deemed to govern the transportation of Codeshare Passengers on Codeshare Flights. As between the Carriers, the Conditions of Carriage of Great Lakes shall govern the transportation of Codeshare Passengers on Codeshare Flights. The Carriers will use commercially reasonable efforts to identify any material discrepancies between their respective Conditions of Carriage and use commercially reasonable efforts to develop procedures to minimize potential service inconvenience or disruption to Codeshare Passengers due to such discrepancies. For the avoidance of doubt, Each Carrier’s operations will be conducted in accordance with its own Conditions of Carriage and neither Carrier shall be obligated to change its Conditions of Carriage pursuant to this Agreement. Notwithstanding anything in this Section 2.6, the liability of the Parties to each other with respect to passenger claims shall be governed by Sections 18 and 19.

2.6

Great Lakes shall ensure that each Codeshared Flight operated by it shall be operated under its operating certificate. In the event that Great Lakes intends to substitute for a Codeshared Flight an aircraft that will be operated under the operating certificate of a third-party Great Lakes must provide United with prior written notice of its intention. Such notice shall be provided to United as soon as practicable after Great Lakes makes its decision regarding the aircraft substitution. United shall have the right, should it elect to do so, to (i) accommodate its passengers on the substitute aircraft, or (ii) remove its Code from the Codeshared Flight, and reaccommodate its Codeshared Passengers ticketed for travel on such Codeshared Flight to another flight. Great Lakes shall reimburse United for all costs of such reaccommodation, including (i) any additional costs incurred to reaccommodate the Codeshared Passenger on a third-party carrier acceptable to United, on the same route or with a routing that duplicates as closely as practicable, the Codeshared Passenger’s original routing, in the same class of service if available, or if not, in a higher class of service, and (ii) any reasonable hotel, meal, and other incidental costs associated with the reaccommodation.

2.7	The Parties agree to comply with the Technical Implementation and System Links requirements set forth in Annex C hereto.

2.8	**

3.	IMPLEMENTATION EXPENSES

3.1	Each Party shall bear its own costs and expenses of performance under this Agreement, including, without limitation, costs and expenses associated with the following, unless otherwise agreed in writing between the Parties:

(a)	any systems to support the automation of procedures and settlement relating to the Codeshared Flights (e.g., PNR exchange, yield management, revenue accounting, etc.), including routine maintenance thereof; and

(b)	roadside, exterior, check-in, concourse, gate and baggage service signage placed at airports and city ticket offices in locations served by the Codeshare Flights in order to facilitate travel on the Codeshare Flights.

3.2	Each Party shall retain all right, title and interest in systems, software, signage, equipment and facilities funded by it. Ownership of jointly funded items shall be determined by the Parties in advance of each specific project.

4.	INVENTORY CONTROL AND PROCEDURES

4.1	Subject to the rights of each Party to manage its seat inventory, including the seat inventory on the operational flights of any other airline(s) that the Party has access to under a capacity purchase agreement, the Parties agree to use commercially reasonable efforts to pursue the best solution to maximize revenue, maintain the integrity of Great Lakes’ inventory system and not compromise United’s ability to sell its product. Accordingly, the Parties agree to implement the following initiatives:

a.	establish Seamless Availability and Direct Sell links between their respective ARSs,

b.	use commercially reasonable efforts to pursue the development required for United to Cascade third party CRS Direct Access Availability, Seamless Availability and Direct Sell requests to Great Lakes, which will include Sold As Information and Point Of Sale data as is available to United in a manner to be mutually agreed by the Parties,

c.	establish the ability to make advance seat assignments on each other’s flights. Each of the Parties further agrees to expend such amounts as may be reasonably required on mutually agreed systems development. To the extent the Parties disagree about which Party’s system should be modified to make it more compatible with the other Party’s system, the Parties agree to continue to work together to use commercially reasonable efforts to modify their systems.

Detailed procedures for implementing and maintaining seat inventory access will be as agreed by the Parties.

4.2	Great Lakes will, subject to the remaining provisions of this paragraph and Section 4.1, determine, independently and at its sole discretion, the number of seats on its flights (including flights it operates as Codeshare Flights) that will be made available by it in a particular reservation booking designator provided that Great Lakes does not discriminate against United vis a vis other air carriers with respect to inventory access. With respect to inventory management on the Codeshare Flights, the Parties acknowledge and agree that Great Lakes will manage its seat inventories in a manner that provides an incentive for United to sell the inventory of Great Lakes and for Great Lakes to accept the inventory requests of United without subjecting Great Lakes to disproportionate risk of revenue dilution and while preserving for Great Lakes the integrity of its inventory management system in order for Great Lakes to maximize its profitability.

4.3	This Section 4.3 shall govern the published fares and fare rules, including carrier imposed surcharges and commissions applicable thereto, of United offered on Codeshared Flights as follows:

(a)	For routes served by only Great Lakes, or its Affiliates, **

(b)	For routes served by both Parties or their Affiliates, on both a non-stop or both a connecting basis, United will file either those fares and fare rules filed for its own flights on such route or those fares and reasonably comparable (as determined by Great Lakes) fare rules as those filed by Great Lakes on such route, at its sole discretion.

(c)	For routes where Great Lakes, or its Affiliates, offers non-stop service and United, or its Affiliates, offers connecting service, United on the non-stop service for such route will file the fares and reasonably comparable (as determined by Great Lakes) fare rules as those filed by Great Lakes on the non-stop service for such route.

(d)	United will cause its agents and distributors to sell Codeshared Flights operated by Great Lakes in a manner that is consistent with the requirements of Section 4.3(a), (b) and (c).

(e)	United will not be in breach of the rules set forth in Section 4.3(a), (b), (c) or (d) if it is in compliance with such rules within forty-eight (48) hours after the applicable fare or fare rule is published by Great Lakes.

(f)	In the event of United’s breach of Section 4.3(a), (b), (c) or (d), Great Lakes shall have the right, in its sole discretion, after one day’s prior written notice to United, to restrict or close the inventory access of United or temporarily remove the Code of United from the flight(s) in question.

(g)	Nothing in this Agreement shall prevent Great Lakes from unilaterally establishing its own fares and fare rules for flights operated by it or United from

(i) initiating and operating its own service in any origin and destination city pair at any time; or (ii) offering any fare(s), discount(s) or rebate(s) of any kind for interline itineraries valid on airlines, other than United or GREAT LAKES, on any origin and destination city pair.

(h)	In implementing the rules established by this Section 4.3, there will be no discussion between the Parties concerning fares and fare rules. United will determine fares and fare rules of Great Lakes by observing published tariffs. Any communication concerning this Section will be undertaken by the Parties’ attorneys.

For purposes of this Section, route means the exact airport to airport origin and destination.

United shall establish fares and rates, subject to the provisions of the applicable air transport agreements of the United States, on the one hand, and the governments of any country to which the Parties shall provide service pursuant to this Agreement, on the other hand.

5.	MARKETING AND PRODUCT DISPLAY

5.1	The Codeshared Flights will be marketed and promoted by United under its Code. Each Party shall ensure that its respective advertising and promotions comply with all applicable governmental laws, rules and regulations of any applicable Competent Authority. United shall comply with 14 C.F.R. Parts 257 and 258, and any other applicable rules regarding the disclosure and holding out of Codeshared Flights provided for herein in the jurisdiction where such rules apply. United shall disclose to the extent required by Applicable Law through industry-approved schedule and selling mechanisms, to consumers, travel agents and others selling the Codeshared Flights, as well as through any advertising, point-of-sale disclosures, and any other appropriate means, that each Codeshared Flight is a flight of and operated by Great Lakes. Such information shall be given before a reservation is made and in any event at the earliest reasonable opportunity and before the passenger arrives at the airport, in accordance with Applicable Law. In addition, each Party shall use commercially reasonable efforts to implement procedures to disclose Great Lakes and the appropriate departure and arrival terminal at the earliest possible opportunity and in particular at the point of sale.

5.2	United may identify the Codeshared Flights, in accordance with Applicable Law, in Airline Guides, CRSs, Reservations Systems and other sources of airline schedule information using United’s Code. Any costs incurred for the publication of Marketing Flights or connections to and from such flights in Airline Guides, CRSs, Reservation Systems and other sources of airline schedule information shall be borne by United. Each Party shall include the Codeshared Flights in its Reservations Systems.

5.3	Unless otherwise specified in Annex B, United shall file its standard schedule data for the Codeshared Flights in such Codeshared Route using the traffic restriction code “Y” or “O” (or any successor code), as defined in the IATA Standard Schedules Information Manual, Appendix G, in order to suppress the display of United’s Codeshared Flights on Codeshared Routes (i.e., United’s Codeshared Flights on such route will be limited to passengers connecting online to another flight operated by United or its Affiliate) or as mutually agreed by the Parties.

5.4	Unless otherwise agreed, all information and advertising materials produced with the aim of promoting the Codeshared Flights shall clearly identify both Parties. All joint advertising and promotion of the Codeshared Flights shall be subject to prior agreement between the Parties and the costs of such joint advertising and promotion shall be shared based on prior agreement.

5.5	Each Party may use its own flight number in referencing the Codeshared Flights except that only Great Lakes’ flight number shall be used in actual flight operations (e.g., air traffic control).

6.	TRAFFIC DOCUMENT ISSUANCE AND FINANCIAL SETTLEMENT

6.1	Passenger traffic documents for use on the Codeshared Flights may be issued by either Party, or by third parties with whom the Parties from time to time have interline traffic agreements.

6.2	All United Flight Coupons honored on Codeshared Flights shall be uplifted by Great Lakes, which is responsible for processing and billing of such documents as follows:

(a)	Great Lakes shall bill uplifted coupons to the Ticketing Carrier using the normal interline settlement process of the ACH Clearing House. Subject to Section 6.2(b) and 6.2(c), United Flight Coupons shall be treated for proration and billing purposes as if they showed Great Lakes’s designator Code in the carrier Code box of United Flight Coupons. Such United Flight Coupons will be prorated and billed according to the Special Prorate Agreement between Great Lakes and the Ticketing Carrier, or, in the absence of an applicable Special Prorate Agreement, in accordance with the ACH Manual of Procedures, as applicable.

(b)	If Great Lakes does not have an interline traffic agreement with a Ticketing Carrier that issued a United Ticket, and is unable to obtain satisfactory settlement, Great Lakes may bill such coupon to United as an exceptional item (i.e., via correspondence) and such coupons shall be valued for billing and proration purposes in accordance with the applicable bilateral agreement. Any bilateral agreement between United and Ticketing Carrier shall not apply to the Codeshared Flights unless Great Lakes has given explicit agreement to such application.

(c)	If Great Lakes has an interline traffic agreement with a Ticketing Carrier that issued a United Ticket but is unable to obtain satisfactory settlement, United shall assist Great Lakes in settling such account but shall not be liable for any losses incurred due to an unsatisfactory settlement.

6.3	The Carriers agree that for tickets sold by United on Codeshare Flights, Great Lakes shall be responsible for booking fees assessed by any CRS vendors, including CRSs operated by third parties and CRSs providing hosting services to any of the Carriers. The Carriers will request the CRS vendors to directly bill Great Lakes for such booking fees if feasible. If such direct billing is not feasible, the Carriers shall bill each other monthly and shall provide documentation that is reasonably acceptable to the other Carrier of such fees from each CRS vendor.

6.4	To support interline billing by Great Lakes to third-parties and involuntary rerouting of United Tickets by Great Lakes, United hereby waives endorsement requirements for Great Lakes with respect to all United Flight Coupons and other coupons intended for flights sold under the Code of United. Unless otherwise agreed in writing by the Parties, such waiver shall be effective thirty (30) days before the implementation date of the first Codeshared Flight, and shall remain in effect for ninety (90) days after the Termination Date of this Agreement to facilitate the reaccommodation of any Codeshared Passengers ticketed for travel after the Termination Date.

6.5	Differences that may appear after the billing process has been completed shall be rectified by written correspondence or a meeting between the Parties.

6.6	United has filed with ATPCO a TCN Codeshare Agreement, in which United has provided the range of its Marketing Flight numbers, as required. United will be responsible, throughout the term of the Codeshare Agreement, for updating its Marketing Flight numbers with ATPCO.

7.	FACILITIES

The Parties acknowledge the importance of maintaining functional and accurate signs identifying Great Lakes and United, as appropriate, to facilitate passenger convenience and to avoid passenger confusion at airports served by the Codeshare Flights. The Parties shall cooperate on the placement of such signs, subject to the approval of the relevant airport authority or other lessors.

8.	TRAINING

8.1	Except as otherwise agreed, each Party shall provide or arrange, at its own cost and expense, all initial and recurring training of its personnel to facilitate the Codeshared Flights and operations at airports served by the Codeshared Flights, including reservations and ticket offices, and other points of contact between the Parties and the public. This training shall include passenger service, reservations and sales activities, and in-flight service involving the Codeshared Flights, all as mutually agreed.

8.2	The Parties shall share any training materials (except trade secrets and legal advice) developed to support the Codeshared Flights. All intellectual property or similar rights to any materials exchanged shall remain with the Party who originally developed such materials.

9.	SECURITY

9.1	The Parties shall cooperate in matters of security procedures, requirements, and obligations at all airports served by the Codeshared Flights.

9.2

Great Lakes reserves the right to apply the provisions of its own security programs to the carriage of all passengers, baggage and cargo on board the Codeshared Flights, but shall, at a minimum, comply with the standards set forth by the relevant Competent Authorities, with the understanding that safety and security are of the utmost importance to both carriers. Such provisions may include any then applicable procedures used for the physical screening of passengers, baggage or cargo, interviewing of passengers, and/or selective loading of baggage or cargo.

9.3	The Carrier that originates the customer travel on Codeshare Flights (provides all boarding passes and checks the customer luggage to their final destination) shall assure that the customer is properly documented for entry into the destination country and properly documented for any transit points enroute. Any fines, penalties, deportation and detention expenses resulting from violations of government entry or transit requirements, even for passengers that willfully engage in illegal entry tactics, shall be the sole responsibility of the Carrier that originates the customer travel.

10.	SAFETY AND MAINTENANCE

10.1	Great Lakes has operational control of the aircraft and final authority and responsibility concerning the operation and safety of the aircraft and its passengers, including Codeshared Passengers. Great Lakes shall employ the same high standards of safety, security and loss prevention policies on the Codeshared Flights as on its own flights. The Parties agree that in case of a major accident or emergency involving a Codeshare Flight, Great Lakes shall immediately contact United, furnishing every possible information upon United’s request. Further emergency support shall be in accordance with procedures agreed between the Parties.

At ZK:	Systems Operations Control
SITA:	N/A
Phone:	307-432-7225 – (Chief Dispatcher Desk)
Fax:	307-432-7221
Email:	chiefdispatch@flygreatlakes.com

At CO:	Systems Operations Coordination Center (SOCC):
SITA:	IICOOCO
Phone:	+1 713 324 7209
Fax:	+1 713 324 2138
Email:	opsdir@coair.com

At UA:	Operations Control Center (OCC):
SITA:	OPBOPUA
Phone:	+1 847 700 4190
Fax:	+1 847 700 2005
Email:	occsysdir@united .com

10.2	Great Lakes shall have sole responsibility for the maintenance of its leased and owned aircraft, and for other equipment used in connection with the Codeshared Flights. Maintenance of such aircraft and equipment must, at a minimum, comply with the standards imposed by the relevant aeronautical authorities.

10.3	Each Party represents and warrants that each has or will have successfully undergone an IATA Operational Safety Audit (“IOSA”) at its own expense satisfactory to the other Party, and further represents and warrants that each shall maintain compliance with the requirements of such audit within the time frame required by IATA.

10.4	Each Party represents and warrants that it meets the minimum safety requirements mandated by any Competent Authority and shall maintain compliance with such requirements. Any failure to maintain compliance shall immediately be brought to the other Party’s attention along with corrective actions taken or a corrective action plan.

10.5	United shall have the right, at its own cost, to review and observe Great Lakes’ operations of Great Lakes Flights, and/or to conduct a reasonable safety and/or service review of the Great Lakes’ operations, manuals, and procedures reasonably related to the Codeshared Flights (the “United Reviews”), at such intervals as United shall reasonably request. United Reviews shall be coordinated with Great Lakes so as to avoid disruptions to Great Lakes’ operations. Such reviews will be limited to areas that reasonably relate to the Operating Carrier’s safety standards and service obligations under this Agreement. NOTWITHSTANDING THE FOREGOING, UNITED DOES NOT UNDERTAKE ANY RESPONSIBILITY OR ASSUME ANY LIABILITY FOR ANY ASPECT OF GREAT LAKES’ OPERATIONS, NOR SHALL GREAT LAKES BE ENTITLED TO ASSERT ANY RESPONSIBILITY OR ASSUMPTION OF LIABILITY ON THE PART OF THE UNITED FOR THE GREAT LAKES’ OPERATIONS.

11.	FREE AND REDUCED RATE TRANSPORTATION

11.1	The Parties have negotiated an employee pass travel agreement.

11.2	Unless otherwise provided by relevant agreements between Great Lakes and other parties, including United, neither United, nor Great Lakes, nor any third party, shall be entitled to ticket industry non-revenue or discounted (i.e., agency discount, industry discount, etc.) travel on the Marketing Flights, and Great Lakes shall not honor any United Flight Coupons for such industry non-revenue or discounted travel, except at the Great Lakes’ expense.

12.	EXCLUSIVITY

12.1	**

13.	OTHER MARKETING PROGRAMS

13.1	The Frequent Flyer Participating Carrier Agreements shall govern the participation of each Party in the other Party’s frequent flyer program.

14.	TRADEMARKS AND CORPORATE IDENTIFICATION

14.1

Neither Party hereto shall use any of the other Party’s names, logos, logotype, insignia, service marks, trademarks, trade names, copyrights, corporate goodwill or other proprietary intellectual property, including without limitation the names “United Air Lines, Inc.”, “United,” the “UA” , “UA*” and ZK designator codes, the globe logo, “Economy Plus”, “United Express”, “Mileage Plus”, “Red Carpet Club”, “United Club”, “Great Lakes Aviation, Ltd. “Great Lakes Airlines”, and “Great Lakes “in any marketing, advertising or promotional collateral, including without limitation credit card and telecom solicitations, except where each specific use has been approved in advance by the other Party. When such approval is granted, each Party shall comply with any and all conditions that the other Party may impose to protect the use of any of that Party’s names, logos, logotype, insignia, service marks, trademarks, trade names, copyrights, corporate goodwill or other proprietary intellectual property.

14.2	Except as expressly provided herein, no right, property, license, permission or interest of any kind in the use of any name, logo, logotype, insignia, service mark, trademark, trade name, copyright, corporate goodwill or other proprietary intellectual property owned by a Party or its respective Affiliates is intended to be given to or acquired by the other Party, its agents, servants or other employees by the execution or performance of this Agreement.

14.3	Each of Great Lakes and United acknowledges for all purposes that any and all logos, trademarks, service marks, and trade names of the other, whether registered or not, are and shall at all times remain the exclusive property of the other Party, and may not be used without the prior written consent of such Party, except as set forth herein. Each of Great Lakes and United further acknowledges that any goodwill or other rights that arise as a result of the use by it of the other Party’s marks, as permitted under this Agreement, shall accrue solely to the benefit of the Party owning such marks, whether registered or not. Should any right, title or interest in the logos, trademarks, service marks or trade names of a Party become vested in the other Party, the latter Party shall hold such right, title and interest in trust for the benefit of the former Party and shall, at the request of the former Party, promptly and unconditionally assign such right, title and interest to the former Party without royalties or compensation of any kind. Each of Great Lakes and United hereby grants to the other, a non-exclusive, non-transferable, royalty-free license for the term of this Agreement to use its service marks (“Great Lakes” for Great Lakes and “United Airlines” for United, each a “Licensed Trademark”), subject to the terms and conditions set forth in this Section 14. This license is limited to the use of the Licensed Trademarks in connection with the advertising and promotion of the Codeshared Flights contemplated by this Agreement.

14.4

Each Party agrees to use the Licensed Trademarks only in a manner approved in advance and in writing by the Party owning such Licensed Trademarks. Each Licensed Trademark shall be marked with an ® or SM or other symbol, as appropriate, and reference a legend indicating that “Great Lakes and Great Lakes Airlines are service marks of Great Lakes Aviation, Ltd.” or “United Air Lines is a service mark of United Air Lines, Inc.”, as the case may be, or similar words to that effect.

14.5	Each Party agrees that all advertising and promotional materials bearing the Licensed Trademarks of the other Party in relation to air transportation services contemplated by this Agreement shall meet the quality and presentation standards as set forth by the Party owning the relevant Licensed Trademark.

14.6	Each Party has sole discretion to determine the acceptability of both the quality and presentation of advertising and promotional materials using its Licensed Trademarks.

14.7	Each Party is responsible for providing to its own authorized agents and airport locations the agreed promotional materials bearing the Licensed Trademarks.

14.8	Notwithstanding the limitations of this Section 14, each of the Party’s may use the other Party’s Licensed Trademarks for purposes of complying with 14 C.F.R. Part 257 (U.S. DOT Airline Designator Code Sharing Policy) or any comparable regulations imposed by the Competent Authorities, without prior approval.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Each of Great Lakes and United hereby represents and warrants to the best of its knowledge and belief to the other as follows:

(a)	It is a duly incorporated and validly existing corporation, in good standing under the laws of its jurisdiction of incorporation; is an air carrier duly authorized to act as such by the government of its country of incorporation; and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by it, and, assuming due authorization, execution, and delivery by the other Party hereto, this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited or modified by the effect of bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and the application of general principles of equity and public policy.

(b)	The execution, delivery or performance by it of this Agreement, shall not: (i) contravene, conflict with or cause a default under (A) any Applicable Law, rule or regulation binding on it, or (B) any provision of its charter, certificate of incorporation, bylaws or other documents of corporate governance; or (ii) contravene, or cause a breach or violation of, any agreement or instrument to which it is a party or by which it is bound, except where such conflict, contravention or breach would not have a material adverse effect on it and its Affiliates, or on the operations of it or its Affiliates, taken as a whole or on its ability to perform this Agreement.

(c)	The execution, delivery and performance by it of this Agreement do not require the consent or approval of, or the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any Competent Authority, any trustee or holder of any of its indebtedness or obligations, any stockholder or any other Person or entity except where failure to obtain or take such action would not have a material adverse effect on it or a material adverse effect on the transactions contemplated in this Agreement.

15.2	Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement.

16.	GOVERNMENTAL APPROVALS

16.1	Each Party shall immediately provide the other Party with copies of any correspondence or notices it receives from any Competent Authority with respect to the Codeshared Routes, Codeshared Flights or this Agreement, including with respect to the airworthiness of the aircraft used for the Codeshared Flights or noncompliance by Great Lakes with operational, training or safety rules and procedures.

17.	TERM

17.1	The term of this Agreement shall commence on the date first written above and shall remain in effect until terminated by either Party upon ** days’ prior written notice.

17.2	In addition to any other termination rights provided herein, this Agreement may be terminated as follows:

(a)	by the non-breaching Party upon the breach of a material term, covenant, representation or warranty of this Agreement (other than a breach of a payment obligation under Section 6 of this Agreement or the failure to otherwise pay any sums due pursuant to this Agreement), including a failure to comply with any material obligations and procedures as mutually agreed during the implementation of codesharing, provided that the non-breaching Party provides the breaching Party prior written notice describing the alleged breach with as much particularity as reasonably practicable. Termination under this Section 17.2(a) shall not be effective if the breaching Party corrects such breach within ** days following receipt of such notice. If such breach cannot be corrected within ** days following receipt of such notice, and the breaching Party so advises the non-breaching Party, the non-breaching Party, in its sole discretion, may give the breaching Party an additional period of time not to exceed ** days to correct the breach, provided that the breaching Party has taken action reasonably contemplated to correct such breach following receipt of the notice; or

(b)	by the non-breaching Party upon the breach of a payment obligation under Section 6 of this Agreement or the failure to otherwise pay any sums due to the non-breaching Party pursuant to this Agreement by the breaching Party, after the non-breaching Party provides the breaching Party at least ** days’ prior written notice describing, with as much particularity as practical, the alleged breach, and the breaching Party does not, within ** days following receipt of such notice, correct such breach.

17.3	Throughout the term of this Agreement, either Party has the right to suspend, or partially suspend, performance of this Agreement immediately by giving written notice to the other Party in the event that it has reason to suspect or believe or in the event that:

(a)	the other Party has suffered a significant emergency or serious incident or accident or received a serious threat that relates to any of that Party’s flights or to a Codeshared Flight or Codeshared Route; or

(b)	the other Party has received from any relevant Competent Authority notice that it has failed to comply with applicable safety or security requirements; or

(c)	the United States Department of Transportation (“DOT”), the United States Department of Homeland Security (“DHS”) or the United States Department of Defense (“DOD”), has ordered in writing or orally that United’s Code be removed from Codeshare Flights or Codeshared Routes operated by Great Lakes for any reason whatsoever; provided, however, that if such order only affects one or a limited number of Codeshare Flights or Codeshared Routes, the entire Agreement may only be suspended or terminated by either Party after consultations in good faith with the other Party, such consultations not to exceed a period of ** days from the date either Party gives notice to the other Party; or

(d)	the other Party is not in compliance with Sections 10.3 or 10.4 of this Agreement.

17.4	Throughout the Term, United has the right to suspend, or partially suspend, performance of or terminate this Agreement immediately by giving written notice to Great Lakes in the event that Great Lakes at any time discontinues or suspends ** or more of the Codeshared Flights operated by it other than due to Force Majeure as defined in Section 21. For clarification purposes, the termination right stated in Section 17.7 shall remain applicable.

17.5	If a Party suspends this Agreement pursuant to this Section, as soon as the reason for the suspension no longer exists it shall notify the other Party and this Agreement will recommence within ** days after the date of notice under the same terms and conditions, or under amended terms and conditions in accordance with Section 30. A Party that suspends this Agreement pursuant to this Section may at any time during the suspension terminate this Agreement by giving notice in writing to the other Party. If this Agreement is suspended or terminated pursuant to Section 17.3 or 17.4, Sections 17.7 and 17.8 shall apply.

17.6	If a Force Majeure Event is in effect for a period longer than ** days, either Party may terminate this Agreement by providing the other Party ** days’ prior written notice.

17.7	Subject to Section 17.8, in the event of termination of this Agreement United shall, in its sole discretion, take all reasonable actions to confirm and preserve reservations on Great Lakes for passengers scheduled to be traveling on United Tickets and, as applicable, endorse or otherwise modify or reissue such tickets to permit use on Great Lakes. Great Lakes shall accept passengers traveling on such tickets as if such reservations had been booked through Great Lakes using ordinary interline procedures but giving effect to the revenue settlement methodology provided for in Section 6 of this Agreement.

17.8	In the event that this Agreement is terminated by Great Lakes pursuant to Section 17.2, Great Lakes, in its sole discretion, may decline any or all passengers scheduled to be traveling on United Tickets. United shall be solely responsible for transferring the reservations of such passengers to other carriers or making other alternative arrangements.

18.	INDEMNIFICATION

18.1

(i) Great Lakes hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless United, its officers, agents, and employees from and against any and all liabilities, claims, judgments, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (i) death of or injury to any person including, but not limited to, Great Lakes’ officers, employees and agents, (ii) loss of, damage to, or destruction of any property whatsoever, including any loss of use thereof, and (iii) trademark, service mark or trade name infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts or omissions of Great Lakes or its officers, employees, or agents which are in any way related to its obligations to be performed under this Agreement. United shall give Great Lakes prompt notice of any claim made or suit instituted against United which, if successful, would result in indemnification of United hereunder, and United shall have the right to compromise or participate in the defense of same to the extent of its own interest.

(ii) United hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless Great Lakes, its officers, agents, and employees from and against any and all liabilities, claims, judgments, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (i) death of or injury to any person including, but not limited to, United’s officers, employees and agents, (ii) loss of, damage to, or destruction of any property whatsoever, including any loss of use thereof, and (iii) trademark, service mark or trade name infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts or omissions of United or its officers, employees, or agents which are in any way related to its obligations to be performed under this Agreement. Great Lakes shall give United prompt notice of any claim made or suit instituted against Great Lakes which, if successful, would result in indemnification hereunder, and Great Lakes shall have the right to compromise or participate in the defense of same to the extent of its own interest.

18.2

A Party (the “Indemnified Party”) that believes it is entitled to indemnification from the other Party (the “Indemnifying Party”) pursuant to the terms of this Agreement with respect to a third-party claim shall provide the Indemnifying Party with written notice (an “Indemnification Notice”) of such claim (provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party), and the Indemnifying Party shall be entitled, at its own cost and expense and by its own legal advisors, to control the defense of or to settle any such third-party claim. The Indemnifying Party shall have the right to elect to settle any such claim for monetary Damages only, subject to the consent of the Indemnified Party; provided, however, if the Indemnified Party fails to give such consent to a settlement that has been agreed upon by the Indemnifying Party and the claimant in question within ** days of being requested to do so, the Indemnified Party shall assume the defense of such claim or demand and regardless of the outcome of such matter, the Indemnifying Party’s liability hereunder shall be limited to the amount of any such proposed settlement. If the Indemnifying Party fails to take any action against the third-party claim that is the subject of an Indemnification Notice within ** days of receiving such Indemnification Notice, or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing prior written notice to, but without the further consent of, the Indemnifying Party settle or defend against such third-party claim for the account, and at the expense, of the Indemnifying Party. Except as set forth in this Section 18.3, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third-party claim to which the Indemnifying Party has an indemnity obligation without the prior written consent of the Indemnifying Party.

18.3	Each Indemnified Party shall have the right, but not the duty, to participate in the defense of any claim with attorneys of its own choosing and at its own cost, without relieving the Indemnifying Party of any obligations hereunder. In addition, even if the Indemnifying Party assumes the defense of a claim, the Indemnified Party shall have the right to assume control of the defense of any claim from the Indemnifying Party at any time, and to elect to settle or defend against such claim; provided, however, the Indemnifying Party shall have no indemnification obligations with respect to such claim except for the costs and expenses of the Indemnified Party (other than attorneys’ fees incurred in participating in the defense of such claim) incurred prior to the assumption of the defense of the claim by the Indemnified Party.

18.4	Each Party further agrees to indemnify, defend and hold harmless the other Party from and against any and all Taxes (as defined in Annex A), or assessments, as the case may be, levied upon or advanced by the Indemnified Party, but that ultimately the Indemnifying Party would be responsible for paying, which resulted from any transaction or activity contemplated by this Agreement.

18.5	The rights and obligations of the Parties under this Section 18 shall survive the Termination Date or expiration of this Agreement.

19.	INSURANCE

19.1	Great Lakes shall procure and maintain in full force and effect during the term of this Agreement with insurance carriers of known financial responsibility, insurance of the type and in the amounts listed below:

(a)

Airline Aviation Third Party Legal Liability in respect of all operations, including but not limited to aircraft (owned and non-owned) liability (including risks of hijacking, war and other perils), passenger and crew baggage and personal effects, funeral and repatriation expenses, all reasonable expenses arising out of the Family Assistance Act (United States) and/or similar regulations applying elsewhere in the world, cargo, mail, hangarkeepers, comprehensive general liability, or its equivalent including premises, personal injury, and products and completed operations. This insurance must be primary without right of contribution from any insurance carried by United to the extent of the indemnity specified in Section 18.1, and shall (i) name United and United Indemnified Parties as additional insureds to the extent of the protections afforded United under the indemnity specified in Section 18.1, (ii) contain a severability of interest clause and a breach of warranty clause in favor of

United and United Indemnified Party, (iii) specifically insure Great Lakes’ indemnification obligations under this Agreement to the full extent of the coverage provided by Great Lakes’ policy or policies, subject to policy terms, conditions, limitations and exclusions, and (iv) contain a provision stating that Great Lakes’ policy or policies are amended to comply as soon as practicable with the laws and regulations of any local, federal, or other governmental authority having jurisdiction over aircraft operated by Great Lakes.

(b)	Great Lakes shall maintain a combined single limit of liability of not less than USD ** per any one occurrence, including bodily injury, death, personal injury, property damage, passenger (including Codeshared Passengers and other revenue and non-revenue passengers) legal liability and war and other perils combined, over all coverages and in the aggregate as applicable, but (i) personal injury limited to USD ** per offense and in the annual aggregate except with respect to passengers (including Codeshared Passengers and other revenue and non-revenue passengers), and (ii) war and other perils may be subject to an annual aggregate limit;

(c)	Hull all risk insurance, including war risk, hijacking and other perils, and such policy shall include a waiver of subrogation in favor of United to the extent of the indemnity specified in Section 18.1 (except for the war risk hull insurance as provided by the U.S. Government pursuant to Chapter 443, Premium War Risks Insurance).

(d)	Worker’s compensation and employer’s liability insurance, or such other similar or equivalent insurance carried outside of the United States, in accordance with statutory limits.

19.2	Great Lakes shall provide United with certificates of insurance evidencing such coverage no less than ** days prior to the commencement of the first Codeshared Flight, and thereafter within ** Days of the date of any renewal of such coverage. The certificates must indicate that the above coverage shall not be canceled or materially altered without ** days’ advance written notice to the other Party and that the other Party shall be notified of any expiration or renewal of such coverage. The notice period in respect of war and other perils coverage shall be ** days or such lesser period as is or may be available in accordance with policy conditions.

20.	TAXES

20.1	Each Party shall be responsible for any net or gross income or franchise taxes (or taxes of a similar nature) on the revenues or income or any measure thereof which is attributable to it in connection with the sale of air transportation pursuant to this Agreement.

20.2	The Party that acts as the Ticketing Carrier in respect of any particular transaction shall collect, except as otherwise prohibited by law, all Ticket Taxes relating to tickets sold or travel documents issued by it with respect to air transport pursuant to this Agreement. The Parties hereby agree as follows:

(a)	The Ticketing Carrier shall collect, report and remit to the taxation authorities any non-interlineable Ticket Taxes levied in connection with sales of the Codeshared Flights.

(b)	The Ticketing Carrier shall collect any interlineable Ticket Taxes levied in connection with the sales of the Codeshared Flights. If the Ticketing Carrier is United or a third-party, Great Lakes shall report and issue a debit invoice to the Ticketing Carrier through the ACH Clearing House for any interlineable Ticket Taxes levied in connection with the sales of the Codeshared Flights. Great Lakes shall remit to taxation authorities all such interlineable Ticket Taxes.

(c)	Great Lakes may bill the Ticketing Carrier for any Ticket Taxes due or payable on or measured by passenger enplanement and payable or remittable by Great Lakes or United that should have been collected at the time of ticket sale or travel document issue by the Ticketing Carrier.

(d)	If the Ticketing Carrier is a third-party, United shall use commercially reasonable efforts to cause such third-party to implement the foregoing provisions.

20.3	If either Party receives notice from any taxation authority with respect to any assessment or potential assessment or imposition of any Tax (collectively, an “Assessment”) relating to this Agreement, that the other Party may be responsible for paying, directly or indirectly, the Party so notified shall inform the other Party in writing within ** days of receipt of such notice. If the Party receiving such notice from a taxation authority is or will be required to pay any Assessment for which the other Party is ultimately responsible, it shall be entitled to be indemnified against such Assessment in accordance with Section 18.5. The Indemnifying Party shall have the option to defend or contest such Assessment in accordance with the procedures set forth in Section 18.

21.	FORCE MAJEURE

Except with respect to the performance of payment, confidentiality, and indemnity obligations, which shall be unconditional under this Agreement, a Carrier shall not be liable to the other Carrier for any loss, injury, damage or delay whatsoever resulting, directly or indirectly, from one or more of the following: Acts of God; seizure under legal process, governmental actions or sanctions, quarantine restrictions; fire, fog, flood, or other weather-related reason; subject to the satisfaction of each Carrier’s obligations set forth in Section 16 hereof, failure or refusal on the part of any Competent Authority to grant or issue approvals, consents, clearances, exemptions, permits or operating authority, or recession or revocation thereof by any government or governmental agency; damage to or destruction of aircraft or other flight equipment; mechanical difficulties or breakdowns; grounding of a substantial number of a Carrier’s aircraft by any Competent Authority or by voluntary action by a Carrier for safety reasons (in lieu of governmental actions); unavailability of fuel; riots or civil commotion; strikes, lockouts or labor disputes (whether resulting from disputes between either Carrier and its employees or between other parties); U.S. military or airlift emergency or substantially expanded U.S. military airlift requirements as determined by the U.S. government; activation of the U.S. Civil Reserve Air Fleet; war or hazards or dangers incident to a state of war; acts of terrorism; or any other acts, matters or things, whether or not of a similar nature, which are beyond the control of the Carrier and which shall directly or indirectly, prevent, delay, interrupt, or otherwise adversely affect the furnishing, operation or performance of such Carrier’s obligation hereunder (“Force Majeure Events”); provided, however, that the Carrier so affected shall take all commercially reasonable steps to cure such nonperformance or delay and shall promptly continue performance hereunder once the Force Majeure Event is removed. The Carrier who is affected by a Force Majeure Event shall promptly notify the other Carrier of the occurrence of such Force Majeure Event. In the event of a strike by a Carrier’s employees, such Carrier will use its commercially reasonable efforts to perform under this Agreement.

22.	GOVERNING LAW AND DISPUTE RESOLUTION

22.1	This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois (without regard to its conflict of laws principles) including all matters of construction, validity and performance.

22.2	Except as otherwise agreed or expressly provided in this Section or Section 25.3, any controversy, dispute, difference, disagreement or claim between the Parties arising under or relating to this Agreement (a “Dispute”), including any question concerning the validity, termination, interpretation, performance, operation, enforcement or breach of this Agreement, must be referred to arbitration as provided in Section 22.3 for final resolution. Each of the Parties irrevocably submits to the exclusive jurisdiction of such arbitration and expressly and irrevocably waives its rights to bring suit against the other Party in any court of law except for the limited purposes of enforcing an arbitral award obtained in respect of a Dispute, or for obtaining any injunctive, temporary or preventative order or similar order available to it under the laws of any jurisdiction for a breach or threatened breach by the other Party of this Agreement which threatens irreparable damage. Each Party, to the fullest extent it may effectively do so under substantive governing law applicable to this Agreement, irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to arbitration.

22.3	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Air Transport Association (“IATA”) in effect at the time of the submission of the Dispute to IATA (the “Rules”), except as modified by mutual agreement of the Parties. In the event of a conflict between the Rules and this Section 22, the provisions of this Section 22 will prevail. The arbitration, including the rendering of the award, will be conducted by a panel of arbitrators appointed in accordance with such Rules. The arbitration panel shall consist of ** arbitrators who are knowledgeable about the legal, marketing, and other business aspects of the airline industry, and fluent in the English language. The arbitration may be conducted by only ** arbitrator if Great Lakes and United agree in advance of the arbitration on a mutually acceptable individual. The arbitration proceedings shall take place in Denver or other location as mutually agreed,, and shall be conducted in the English language. The cost of such arbitration shall be borne as allocated by the arbitrators or, if no such allocation is made, by the Party that does not prevail in the proceeding. Nothing herein set forth shall prevent the Parties from settling any dispute by mutual agreement at any time.

22.4	If there is a Dispute submitted to arbitration, any subsequent additional Disputes referred for arbitration (including counterclaims between the Parties) will be consolidated in the same arbitration proceeding.

22.5	The arbitral proceeding will not exceed ** days commencing on the date that the last arbitrator accepts his or her appointment. Evidence may not be taken in the arbitral proceeding except in the presence of both Parties and all witnesses, if any, may be questioned by both Parties.

22.6	Each Party irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any State Court sitting in Cook County Illinois, for purposes of enforcing any arbitral award or for other legal proceedings arising out of this Agreement or any transactions contemplated in this Agreement. Each Party, to the fullest extent it may effectively do so under substantive governing law applicable to this Agreement, also irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court and any objection that it may have as to venue or inconvenient forum in respect of claims or actions brought in such court.

23.	COVENANT TO COMPLY WITH ALL LAWS

23.1	In performing its obligations under this Agreement, each Party shall, at its own cost and expense, fully comply with, and have all licenses under, all applicable federal, state, provincial and local laws, rules and regulations of the United States, including rules and regulations promulgated by the U.S. National Transportation Safety Board, U.S. Department of Transportation, U.S. Federal Aviation Administration, the U.S. Department of Defense, and the U.S. Department of Homeland Security. Each Party further agrees to participate in (i) the Advance Passenger Information System (“APIS”) program whereby Great Lakes will supply the U.S. Bureau of Customs and Border Protection (“CBP”) with the required passenger manifest data from its flight(s) inbound to and outbound from the United States at the time of departure; and (ii) any program of the U.S. Bureau of Citizenship and Immigration Services (“USCIS”) (if any) whereby Great Lakes is allowed to transport passengers in transit without visas (“TWOV”) via designated U.S. ports of entry to a third country.

23.2	If either Party has notice that a provision of this Agreement is contrary to any Applicable Laws, that Party shall immediately notify the other Party in writing, such notice to include a description of the perceived violation of regulation and supporting written materials that facilitate the other Party’s investigation of such perceived violation.

23.3	Each Carrier will comply with the data protection and privacy laws of all Competent Authorities applicable to it in connection with the disclosure of personal data concerning Codeshare Passengers.

24.	PUBLICITY

Except as required by Applicable Law, neither Party may issue any written press release concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

25.	CONFIDENTIALITY

25.1	Except as necessary to obtain any Government Approvals or as otherwise provided below, each Party shall, and shall ensure that its directors, officers, employees, Affiliates, and professional advisors (collectively, the “Representatives”), at all times, maintain strict confidence and secrecy in respect of all Confidential Information of the other Party (including its Affiliates) received directly or indirectly as a result of this Agreement. If a Party (the “Disclosing Party”) is requested to disclose any Confidential Information of the other Party (the “Affected Party”) under the terms of a subpoena or order issued by a court or governmental body or requirement of the Securities and Exchange Commission or similar state or federal authority, it shall (a) notify the Affected Party immediately of the existence, terms, and circumstances surrounding such request, (b) consult with the Affected Party on the advisability of taking legally available steps to resist or narrow such request, and (c) if any disclosure of Confidential Information is required to prevent the Disclosing Party from being held in contempt or subject to other legal penalty, furnish only such portion of the Confidential Information as it is legally compelled to disclose and use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to the disclosed Confidential Information. Each Party agrees to transmit Confidential Information only to such of its Representatives as required for the purpose of implementing and administering this Agreement, and shall inform such Representatives of the confidential nature of the Confidential Information and instruct such Representatives to treat such Confidential Information in a manner consistent with this Section 25.1.

25.2	Within ** days after the termination of this Agreement, each Party shall, either deliver to the other Party or destroy all copies of the other Party’s Confidential Information in its possession or the possession of any of its Representatives (including, without limitation, any reports, memoranda or other materials prepared by such Party or at its direction) and purge all copies encoded or stored on magnetic or other electronic media or processors, unless and only to the extent that the Confidential Information is necessary for the continued administration and operation of such Party’s programs or is reasonably necessary in connection with the resolution of any dispute between the Parties.

25.3	Each Party acknowledges and agrees that in the event of any breach of this Section 25, the Affected Party shall be irreparably and immediately harmed and could not be made whole by monetary Damages. Accordingly, it is agreed that, in addition to any other remedy at law or in equity, the Affected Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual Damages) to prevent breaches or threatened breaches of this Section 25 and/or to compel specific performance of this Section 25.

25.4	The confidentiality obligations of the Parties under this Section 25 shall survive the Termination Date or expiration of this Agreement for a period of ** years.

26.	ASSIGNMENT

Neither Party may assign or otherwise convey any of its rights under this Agreement, or delegate or subcontract any of its duties hereunder, without the prior written consent of the other Party; provided however, that each of United and Great Lakes may assign, subcontract or delegate any of its rights, duties or obligations under this Agreement to any of its Affiliates provided that such assignment and/or delegation shall not relieve United or Great Lakes of any of its obligations under this Agreement.

27.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, such provision shall be severed from this Agreement in the jurisdiction in question and shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or the enforceability of such provision under the law of any other jurisdiction; unless, in the reasonable opinion of either Party, any such severance affects the commercial basis of this Agreement, in which case the Party shall so inform the other Party and the Parties shall negotiate in good faith to agree upon modification of this Agreement so as to maintain the balance of the commercial interests of the Parties. If, however, such negotiations are not successfully concluded within ** days from the date a Party has informed the other that the commercial basis has been affected, either Party may terminate this Agreement by giving at least ** days’ prior written notice to the other Party.

28.	FURTHER ASSURANCES

28.1	Each Party shall perform such further acts and execute and deliver such further instruments and documents at such Party’s cost and expense as may be required by Applicable Laws, rules or regulations or as may be reasonably requested by the other to carry out and effectuate the purposes of this Agreement.

28.2	If and to the extent the transactions or activities contemplated by this Agreement require the cooperation or participation of an Affiliate of a Party hereto, such Party shall cause such Affiliate to cooperate or participate in such transaction or activity. Each Party shall cause such Affiliate to perform such acts and execute and deliver such further instruments and documents as may reasonably be required by the other Party to provide for such cooperation and participation, including, without limitation, execution of an addendum providing for such Affiliate to become a party to this Agreement.

29.	MISCELLANEOUS

29.1	This Agreement contains the entire agreement between the Parties relating to its subject matter, and supersedes any prior understandings or agreements between the Parties regarding the same subject matter. This Agreement may not be amended or modified except in writing signed by a duly authorized Representative of each Party.

29.2	The relationship of the Parties hereunder shall be that of independent contractors. Neither Party is intended to have, and neither of them shall represent to any other Person that it has, any power, right or authority to bind the other, or to assume, or create, any obligation or responsibility, express or implied, on behalf of the other, except as expressly required by this Agreement or as otherwise permitted in writing. Nothing in this Agreement shall be construed to create between the Parties and/or the Parties’ Representatives any partnership, joint venture, employment relationship, franchise or agency (except that Great Lakes shall have supervisory control over all passengers during any Codeshared Flight, including any employees, agent or contractors of United who are on board any such Codeshared Flight).

29.3	In the event that there occurs a substantial change in market conditions in general or in the condition of either Party, which change is not substantially the result of an act or omission of the Party requesting a change or amendment to this Agreement, and which change has a material adverse effect on either Party to this Agreement, then United or Great Lakes may propose a review of or amendment to this Agreement to limit or expand any of the terms, to extend the relationship to additional activities or city-pair destinations or otherwise to modify in any way the transactions or relationships contemplated in this Agreement. However, neither United nor Great Lakes will have any obligation, for any reason, to effect such an amendment.

29.4	All rights, remedies and obligations of the Parties hereto shall accrue and apply solely to the Parties hereto and their permitted successors and assigns; there is no intent to benefit any third-parties, including the creditors of either Party.

29.5	This Agreement may be executed and delivered by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which taken together shall constitute one and the same instrument.

29.6	No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any Party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any Party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such Party.

29.7	This Agreement is the product of negotiations between Great Lakes and United, and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any Party by reason of ambiguity in language, rules of construction against the drafting Party, or similar doctrine.

29.8	NEITHER PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM ANY PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF, AND EACH PARTY HEREBY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER PARTY REGARDING SUCH DAMAGES. FOR THE AVOIDANCE OF DOUBT, THE PARTIES AGREE THE FOREGOING SHALL NOT LIMIT A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER IN ACCORDANCE WITH SECTION 18 FOR DAMAGES ARISING OUT OF OR RELATING TO A CLAIM, SUIT OR CAUSE OF ACTION BY A THIRD PARTY.

30.	NOTICES

Unless otherwise expressly required in this Agreement, all notices, reports, invoices and other communications required or permitted to be given to or made upon a Party to this Agreement shall be in writing, shall be addressed as provided below and shall be considered as properly given and received: (i) when delivered, if delivered in person (and a signed acknowledgment of receipt is obtained); (ii) ** Days after dispatch, if dispatched by a recognized express delivery service that provides signed acknowledgments of receipt; (iii) ** Days after deposit in the applicable postal service delivery system; or (iv) if transmitted by facsimile, upon completion of transmission and upon confirmation by the sender (by a telephone call to a Representative of the recipient or by machine confirmation) that the transmission was received. For the purposes of notice, the addresses of the Parties shall be as set forth below; provided, however, that either Party shall have the right to change its address for notice to any other location by giving at least ** Days prior written notice to the other Party in the manner set forth above.

If to United Airlines, Inc.:	HDQIZ
77 W Wacker Dr
Chicago, IL 60611
United States of America
Attn: SVP, Alliances, Regulatory & Policy
Facsimile: +1 (312) 997-2979

with a copy to:	HDQLD
77 W Wacker Dr
Chicago, Illinois 60601
United States of America
Attention: Senior Vice President and General Counsel

If to Great Lakes Aviation, Ltd.:	1022 Airport Parkway
Cheyenne, Wyoming 82001
United States of America
Attention: Douglas G. Voss
Facsimile: +1 (307) 432-7001

with a copy to:	Briggs and Morgan, P.A.
2200 IDS Center 80 South 8th Street
Minneapolis, MN 55402
Attention: Tim Thornton – General Counsel
Facsimile: +1 (612) 977-8650

31.	IMPLEMENTATION

31.1	Implementation of this Agreement shall be subject to the following conditions precedent:

(a)	continuance of a Special Prorate Agreement between United and Great Lakes;

(b)	the execution of a Frequent Flyer Agreement between United and Great Lakes ;

(c)	continuance of an Employee Pass Travel Agreement between United and Great Lakes ;

(d)	successful completion by Great Lakes of the IATA Operational Safety Audit (“IOSA”) registration;

(e)	successful implementation and testing of interline e-ticket capabilities between United and Great Lakes, including with all major GDS’;

(f)	successful implementation and testing of codeshare (EDIFACT) and passenger processing automation.

31.2	If a party is unable to comply with any of the conditions set forth in Section 31.1 after the Agreement is implemented because of technical or legal reasons, such party will not be deemed to be in breach of any obligation in this Agreement if it is using its commercially reasonable efforts to comply with such condition and the non-compliance does not continue for a period longer than ** days.

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

GREAT LAKES AVIATION, LTD.		UNITED AIR LINES, INC.

/s/ Douglas Voss		/s/ Hershel Kamen
By: Douglas Voss		By: Hershel Kamen

Title: Chairman of the Board		Title: SVP, Alliances, Regulatory & Policy

Date:	August 25, 2011	Date:	August 25, 2011

[Signature page for Codeshare Agreement between

Great Lakes Aviation, Ltd. and United Air Lines, Inc.]

ANNEX A

DEFINITIONS

“Affected Party” has the meaning assigned to such term in Section 25.1.

“Affiliate” means, with respect to any Person or entity, any other Person or entity directly or indirectly controlling, controlled by, or under common control with, such Person or entity. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned in the preamble to this Agreement.

“AIRIMP” shall mean the ATA / IATA Reservations Interline Message Procedures manual produced and distributed by IATA for the purpose of developing a communication standard between airline reservation systems and CRSs.

“AIRIMP Option 2” shall mean the standards by which United transmits information regarding Codeshare segments it has sold to Great Lakes, including all message and format elements as defined in the IATA AIRIMP Manual – section 8.13.2.

“Airline Guides” means the printed and electronic data versions of the “Official Airline Guide” and the “ABC World Airlines Guide,” and their respective successors.

“APIS” shall mean the advance passenger information system used to send required data to the U.S. Customs Service and the U.S. Immigration and Naturalization Service for passenger processing on international flights.

“Applicable Law” means all applicable laws of any jurisdiction including securities laws, tax laws, tariff and trade laws, ordinances, judgments, decrees, injunctions, writs, and orders or like actions of any Competent Authority and the rules, regulations, orders or like actions of any Competent Authority and the interpretations, licenses, and permits of any Competent Authority.

“ARS” shall mean a Carrier’s internal reservation systems whereby schedules, fares, flight availability, inventory, etc. reside.

“ATA” shall mean the Air Transport Association of America.

“ATPCO” means the Airline Tariff Publishing Company.

“BTM/Baggage Transfer Message” shall mean baggage transfer messages as defined in the IATA Passenger Services Conference Resolution Manual.

“Business Day” means any day other than a Saturday, Sunday or other day in which banking institutions in New York, New York USA, are required by law, regulation or executive order to be closed.

“Cascade/Cascading” shall mean the capability of United to relay on a real time basis Codeshare Flight booking information between a third party reservation source (e.g. CRS equipped travel agency) and Great Lakes.

“CBP” means the U.S. Bureau of Customs and Border Protection.

“Code” means the two (2) character identifier assigned to a carrier by IATA for the purpose of exchanging interline carrier messages in accordance with AIRIMP procedures.

“Codeshared Flight” means a flight on which United has placed its Code, as defined in Section 2.1 and Annex B.

“Codeshared Routes” or “Routes” means the city-pair markets set out in Annex B.

“Codeshared Passenger” means a passenger traveling on a United Flight Coupon on a Codeshared Flight.

“Competent Authorities” means any national, federal, state, county, local, regulatory or municipal government body, bureau, commission, board, board of arbitration, instrumentality, authority, agency, court, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over this Agreement or either Party.

“Conditions of Carriage” means those conditions of contract tariffs and rules of carriage of a Party that govern the transport of passengers traveling on tickets showing such Party’s Code in the carrier code box of the flight coupon.

“Confidential Information” means (a) all confidential or proprietary information of a Party, including, without limitation, trade secrets, information concerning past, present and future research, development, business activities and affairs, finances, properties, methods of operation, processes and systems, customer lists, customer information (such as passenger name record or “PNR” data) and computer procedures and access codes; and (b) the terms and conditions of this Agreement and any reports, invoices or other communications between the Parties given in connection with the negotiation or performance of this Agreement; and (c) excludes (i) information already in a Party’s possession prior to its disclosure by the other Party; (ii) information obtained from a third Person or entity that is not prohibited from transmitting such information to the receiving Party as a result of a contractual, legal or fiduciary obligation to the Party whose information is being disclosed; (iii) information that is or becomes generally available to the public, other than as a result of disclosure by a Party in violation of this Agreement; or (iv) information that has been or is independently acquired or developed by a Party, or its Affiliate, without violating any of its obligations under this Agreement.

“CRS” means a computerized reservations system owned or operated by any entity, including either Party to this Agreement, that contains information about commercial airline schedules, fares, cargo rates, passenger and cargo tariff rules and flight availability that is made available to travel agents, cargo agents and other non-airline entities to facilitate their ability to make reservations and issue tickets and air waybills.

“Damages” means all third party claims, suits, causes of action, penalties, liabilities, judgments, demands, recoveries, awards, settlements, executions, penalties, fines, losses and expenses of any nature or kind whatsoever (including, without limitation, internal expenses of the Indemnified Party, such as employee salaries and the costs of cooperating in the investigation, preparation or defense of claims) under the laws of any jurisdiction (whether arising in tort, contract, under the Warsaw Convention as amended, or the Montreal Convention of 1999, as amended, and related instruments, or otherwise), including reasonable costs and expenses of investigating, preparing or defending any claim, suit, action or proceeding (including post judgment and appellate proceedings or proceedings that are incidental to the successful establishment of a right of indemnification), such as reasonable attorneys’ fees and fees for expert witnesses, consultants and litigation support services.

“DCS” shall mean the automated departure control system of a Carrier that performs check-in, capacity and load control and dispatch functions.

“DEI 10” shall mean the data element indicator used as a duplicate leg cross-reference on Great Lakes’ SSIM file to identify United’s two letter code and marketing flight number.

“Direct Access” shall mean a dedicated link between two Carriers’ ARS that enables real-time basis flow of information.

“Direct Sell” shall mean the system link between two ARSs that enables secured sells and real-time decrement of inventory.

“Disclosing Party” has the meaning assigned to such term in Section 25.1.

“Dual Record Locator” shall mean the record locator as contained within the system originating the booking, either a Carrier ARS or a CRS equipped travel agency.

“EDIFACT” shall mean the United Nations standard for Electronic Data Interchange for Administration, Commerce and Transport as used to facilitate the exchange of business data by electronic means using a set of standard codes and syntaxes.

“Flight Coupon” shall mean a portion of the record of agreement, including paper and electronic tickets, for the Parties to provide transportation and related services under certain terms and conditions to the passenger named thereon and in accordance with applicable governing tariffs and regulations that indicates travel points between which the coupon is good for carriage.

“FLIFO” shall mean real time display of flight activity including departure time, arrival time, diversion, delays, etc. sent in MVT standard message format.

“Force Majeure Events” has the meaning assigned to such term in Section 21.

“Frequent Flyer Participating Carrier Agreements” means the agreements, if any, from time to time, between the Parties relating to the participation of one Party in the other Party’s frequent flyer program.

“Great Lakes” has the meaning assigned in the preamble of this Agreement.

“Great Lakes Indemnified Party” has the meaning assigned to such term in Section 18.2.

“Governmental Approvals” means any authorizations, licenses, certificates, exemptions, designations, or other approvals of Competent Authorities that are reasonably required (in the opinion of either Party) for the operation of the Codeshared Flights.

“IATA” means the International Air Transport Association.

“ACH Clearing House” means the clearing house established by ACH to administer and implement revenue settlement by reference to the Revenue Accounting Manual published by ACH.

“IATA Luggage Resolution” shall mean reference to the IATA Resolutions and Recommended Practices Manual on handling luggage claims.

“IATA PMP” has the meaning assigned in Section 6.2.

“IATA Scheduling Season” means either the summer or the winter season designated by IATA for the scheduling of air services/slots.

“Implementation Date” means the date of the first codeshare service operated under this Agreement.

“Inadmissible Passengers” has the meaning defined in IATA Resolution 701, as modified, supplemented or amended from time to time.

“Indemnification Notice” has the meaning assigned to such term in Section 18.2.

“Indemnified Party” has the meaning assigned to such term in Section 18.2.

“Indemnifying Party” has the meaning assigned to such term in Section 18.2.

“Interline Service Charge” means the charge referred to in IATA Resolutions 780b, 780c and 780d.

“Load Date” shall mean the date in which airline schedules are displayed in ARS, CRS and GDS.

“Licensed Trademark” has the meaning assigned to such term in Section 14.3.

“United Flight Coupon” means a flight coupon of a ticket issued by United, Great Lakes or a third-party for travel on a Codeshared Flight showing United’s Code in the carrier code box of the flight coupon.

“United Ticket” means a ticket issued by United, Great Lakes or a third-party that contains at least one United Flight Coupon.

“Marketing Flight(s)” means a Codeshared Flight when displayed, sold, or referred to as a flight of United rather than a flight of Great Lakes, such as when using United’s name, designator Code and/or flight number.

“Mutual Emergency Assistance Agreement” means the agreement between the Parties relating to provision of assistance by one Party to the other Party in the event of aircraft emergency.

“MVT” shall mean the transmission of aircraft movement messages to be sent immediately after departure or arrival of an aircraft, aircraft diversions, delays, etc.

“NAR” shall mean the transmission of a new arrival segment message to the down-line Carrier, resulting in an updated PNR in that Carrier’s ARS (also as reference the AIRIMP manual section 3.7).

“NCO” shall mean the transmission, to all Carrier’s participating in the itinerary, new continuing segment information such that the PNR is updated within each Carrier’s ARS (also referenced in AIRIMP manual section 3.7).

“OAG” shall mean the Official Airline Guide.

“OAGLINKS” shall mean view access of Great Lakes’ flight database at the OAG.

“Open For Sale Date” shall mean the date that flight schedules appear and become available for sale in ARS, CRS and GDS. Also known as Release Date or Load Date.

“Party” or “Parties” means either or both of United and Great Lakes, as the context requires.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or (except for the definition of “Affiliate” herein) government or any agency, authority or political subdivision of a government.

“PNR” shall mean passenger name records that contain a passenger’s travel requirements necessary to enable reservations to be processed and controlled by the booking Carrier and the Carrier’s participating in the itinerary.

“Point of Sale” shall mean the identification of the booking agent’s location and CRS.

“Premium Class” means First Class or Business Class.

“Representative” has the meaning assigned to such term in Section 25.1.

“Reservations System” means the internal computerized airline passenger or cargo reservations system used by the personnel of an airline that contains information about flight schedules, fares, cargo rates, passenger and cargo tariff rules and seat availability of that airline and other carriers, and provides the ability to make reservations and issue tickets or air waybills.

“Rules” has the meaning assigned to such term in Section 22.3.

“Seamless Availability” shall mean the system link between two ARSs that enable real time availability exchange rather than AVS messages.

“Seamless Connecting Service” shall mean the adopted service standards and procedures between two or more Carriers are deployed at airports, reservations offices and other service delivery locations.

“Sold As Information” shall mean the association of United’s flight number and booking class to Great Lakes’ flight number and booking class.

“SSIM” shall mean the Standard Schedules Information Manual as produced by IATA to facilitate the electronic data processing of airline schedules throughout the industry.

“SSM” shall mean standard schedule messages as referenced in the IATA SSIM Manual, Chapter 4 to facilitate changes to published airlines’ schedules.

“SNC” shall mean the transmission of automated Synchronization Message Option 1 (reference AIRIMP manual section 8.5) that provides information to the recipient to enable synchronization of their PNRs with that of the sender.

“Special Prorate Agreement” means any bilateral agreement, from time to time, between the Parties relating to the proration of interline revenue.

“SYN” shall mean the transmission of automated Synchronization Message Option 3 (reference AIRIMP manual section 8.5) that provides information to the recipient to enable synchronization of their PNRs with that of the sender.

“Taxes” means all taxes, assessments, fees, levies, imposts, duties, stamp taxes, documentary taxes or other charges of a similar nature, including, without limitation, income taxes, value-added taxes, sales taxes, excise taxes, transactional taxes, exchange control taxes and/or fees, and interest and penalties related to the foregoing, but excluding Ticket Taxes, that may be imposed by any Competent Authority

“Termination Date” means 23:59 Coordinated Universal Standard Time on the date provided in the notice of termination given in accordance with Section 17.1.

“TCI” shall mean the electronic data exchange of Through Check-in messages between two Carriers’ DCS according to IATA standard version 03:1 with UN APIS using the inter-airline IATCI/EDIFACT links.

“TCN Codeshare Agreement” means an agreement to be filed by United with ATPCO in which United will provide the range of its Marketing Flight numbers.

“Through Check-in” shall mean the use of TCI electronic data exchange to process a passenger with seat assignments, luggage check-in and other passenger related functions to their final destination. This also includes the data exchange over multiple-hosted systems in a passenger’s itinerary.

“Ticketing Carrier” means a carrier whose traffic documents are used to issue a ticket.

“Ticket Taxes” means any transactional taxes or passenger facility charges, including, without limitation, sales taxes, use taxes, stamp taxes, excise taxes, value added taxes, gross receipts taxes, departure taxes, surcharges and travel taxes, and all related charges, fees, licenses or assessments (and any interest or penalty thereon) imposed on passengers (or which air carriers or their agents are required to collect from passengers) by any authority in any country, or political subdivision thereof or public authority operating therein (including, without limitation any national, federal, state, provincial, territorial, local, municipal, port or airport authority) or which are levied upon passengers by operation of Applicable Law or industry standard. Ticket Taxes together with the taxes referred to in Section 20.1 are collectively referred to as “Taxes”.

“TWOV” means a carrier’s ability to transport passengers in transit without visas via designated U.S. ports of entry to a third country.

“United” has the meaning assigned in the preamble to this Agreement.

“$” or “US$” or “Dollars” means lawful currency of the United States of America.

“U.S.” or “United States” means the fifty states of the United States of America, its Territories, Guam, the District of Columbia and the Commonwealth of Puerto Rico.

“USCIS” means the U.S. Bureau of Citizenship and Immigration Services.

ANNEX B

CODESHARED ROUTES

The Parties have mutually designated certain flights serving the Codeshared Routes shown below on which the Parties and their respective Affiliates have placed their respective Codes.

Domestic U.S. Routes between the Following Points:

**

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ANNEX C

TECHNICAL IMPLEMENTATION AND SYSTEM LINKS

I.	Schedule Transmission and Publication

The Parties agree to provide each other schedule file information so that each may effectively publish in all distribution media the Codeshare Flights contemplated in this Agreement.

Accordingly, the Parties agree to the following procedures.

1.	Schedule Format

A.	Exchange schedule data in SSIM format sent via electronic transmittal.

B.	Implement the use of SSM formatted exchanges.

C.	Ensure schedule data include the following items: flight number, equipment type, airport station codes, departure/arrival times, frequency, effective/discontinue dates, duplicate leg cross-reference indicators including DEI 10 and DEI 50.

2.	Transmission

A.	Use commercially reasonable efforts to file with OAG (or a successor entity or process) the same flight information with the same Load Date (Open for Sale Date) such that flight schedules are synchronized.

B.	Use commercially reasonable efforts to advise each other at least ** days prior to Load Date of ad hoc schedule changes.

3.	Schedule Changes/New Service

A.	Advice at least ** days prior to Load Date any new flight segment(s) that are to be Codeshare Flights.

B.	Make certain that such changes are not effective prior to Load Date.

C.	Prior to codesharing, specific procedures for schedule change on Codeshare flights and the reaccommodation of Codeshare customers will be mutually agreed.

II.	Internal Reservations and Distribution Systems

Subject to Section 3, the Parties agree to implement the following prior to the implementation of Codesharing:

1.	IATA standard AIRIMP Option 2 messaging with Dual Record Locator such that Codeshare Flight bookings are synchronized.

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2.	Reciprocal Direct Access ARS links (For PNR View/Servicing)

3.	Host to host Seamless Availability and Direct Sell agreements between their respective ARS or participation in the other’s host-CRS, if different from an ARS, at a level that provides services based on Seamless Availability and Direct Sell.

4.	Ability of United to Cascade third party CRS Direct Access Availability, Seamless Availability and Direct Sell requests to Great Lakes, which will include Sold As Information and Point Of Sale data as is available to United.

5.	IATA standard AIRIMP standard down-line continuing segments (NAR/NCO messages) to provide updated booking records in each other’s ARS.

6.	Interline E-ticket (paperless tickets) as well as explore other E-Commerce initiatives including, but not limited to, joint or common airport self service devices and internet check-in.

7.	MVT exchanges providing for automated FLIFO of all Codeshare Flights accomplished bilaterally or through alliance-enabled applications.

8.	Reservations procedures necessary for the support of Codeshare Flights.

9.	Procedures to reduce the number of no-show Codeshare Flight PNRs by including Codeshare records in day of departure down-line cancellation process.

10.	Marketing Carrier’s inventory integrity rules will apply. It is the responsibility of United to forward ticket numbers in AIRIMP format to Great Lakes for bookings on Codeshare Flights. As mutually agreed, Great Lakes may apply its own firming procedures on its operated flights but shall send a warning message to United prior to taking any flight firming actions. United shall provide the technical functionality required to automatically process these warning messages and to forward them to the original booking source.

III.	Through Check-In and Seamless Connecting Service

The Parties agree to implement and maintain Through Check-in (TCI) and seamless connecting service capabilities prior to the implementation of codesharing.

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Accordingly, the Parties agree to the following list of initiatives.

1.	UA/ZKArrival Connecting to UA/ZK Departure

A.	Provide passenger with all down-line connecting flight seat assignments and boarding passes at point of initial check-in where technically feasible.

B.	Perform airline standard document checks for each connecting passenger at point of initial check-in and issue IATA standard automated baggage tags.

C.	Perform enhanced security processing including but not limited to the collection and sending of APIS+ data in compliance with governmental regulations, inclusive of both host airline DCS and third party vendor handling systems.

D.	Check bags through to the passenger’s final destination airport where technically feasible.

E.	Exchange industry standard Baggage Transfer Messages to the down-line carrier to ensure automated baggage sortation, passenger and baggage reconciliation and other baggage services.

F.	Automatically process frequent flyer information in each Party’s ARS and develop procedures to transmit flown activity to United.

2.	Training

Provide the necessary staff, facility and training materials as well as training sessions for their customer service trainers and/or staff to assure full competency in providing the functions defined herein.

**	Certain information in the publicly filed version of this document has been redacted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. The redacted material has been filed separately with the Commission.

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